Exhibit 10.10

December 4, 2008

Addendum to Principles of Agreement

This Agreement is entered into as of December 3, 2008 by and between Bio Tec Fuels and Chemicals, LLC with place of business at 2901 Tumbleweed Drive, Guymon, Oklahoma 73942 ( “BIO TEC”), Wesley Marr (“WM”) and Gary Graham, the principals of BIO TEC with place of business at 2901 Tumbleweed Drive, Guymon, Oklahoma 73942 (“GG” and along with WM, “WM/GG”), and Green Earth Technologies, Inc. with place of business at 3 Stamford Landing, Suite 200, Stamford, CT 06902 (“GET”, and along with BIO TEC and WM/GG, each, a “Party” and collectively, the “Parties”).

RECITALS

BIO TEC and GET entered into a Principals of Agreement dated February 2, 2008 (the “Initial BIO TEC Agreement”); and WM/GG and GET entered into a Principals of Agreement dated February 3, 2008 (the “Initial WM/GG Agreement” and along with the Initial BIO TEC Agreement, the “Initial Agreements”) and the Parties desire modify and supplement the Initial Agreements.

Upon signing of this agreement, all other agreements are null and void.

NOW THEREFORE, the Parties agree as follows:

1.

For good and valuable consideration, including the licensees and agreements set forth in the Initial Agreement, as modified and supplemented by those set forth in this Agreement, BIO TEC and WM/GG earned and received in aggregate 3,000,000 restricted common shares of GET.

2.

BIO TEC and WM/GG hereby jointly and severally grant to GET: (a) an exclusive right and license of and to any and all IP (as defined below) relating to Products (as defined below) or the manufacture of Products or the processing of ingredients therefor; and (b) the exclusive right to sell, market and distribute the Products manufactured for or by BIO TEC and/or WM/GG or based in full or in part on BIO TEC and/or WM/GG IP. Failure of GET to market a reasonable amount of mentioned products in a timely manner constitutes breech of this agreement and right and license of any IP is property of BIO TEC and/or WM/GG.

3.

GET will purchase its requirement for the Products from BIO TEC on an exclusive basis, on the terms and subject to the conditions set out in this Agreement; provided, however, that (i) BIO TEC has the capacity to manufacture and deliver to GET the quantity and type of Products required by GET on a timely basis; (ii) BIO TEC demonstrates to GET or a person designated by GET, on request from time to time, that the Products meet the Quality Standards; and (iii) BIO TEC demonstrates to GET that BIO TEC is able to meet GET’s Product requirements. GET will be free to look elsewhere for the manufacture of Products if BIO TEC, after a period of time, but not exceeding 90 days, BIO-TEC can/will not meet any of the above provisos. At BIO TEC’s option, GET will lose its exclusive right to sell, market and distribute the Products manufactured for or by BIO TEC if GET does not purchase (70%) of BIO TEC’s capacity of manufacturing Products for which the Parties have agreed upon the price and payment terms by December 31, 2009, provided that BIO TEC had met all of such provisos. In addition GET agrees to take the equivalent of three (3) tanker loads per month (18,750 gallons) – “Take-or-Pay” clause. In the event that GET fails to take the delivery of the minimum quantity GET will pay BIO TEC $10,000 per equivalent tanker load (6,250 gallons) up to $30,000 per month.

4.

In the event GET terminates its purchase of its requirements for Products from BIO TEC as provided above in this Paragraph 3 or a change of control occurs of GET and the successor company elects to terminate its purchase requirements, then as remedy to BIO-TEC, and as compensation for the consulting and IP documentation services previously provided by WM/GG as provided below. Subject to WM’s and GG’s compliance with this Agreement, GET shall pay to WM and GG the following consulting fees for a period of three years to WM, $300,000 per annum, payable pro-rata quarterly, in arrears; and payable pro-rata quarterly, in arrears; and (b) to GG $150,000 per annum, payable pro-rata quarterly, in arrears.

5.

After the initial purchase of Products referred to in the BIO TEC Initial Agreement, the price per gallon for purchases of Products by GET from BIO TEC will be calculated on a cost plus basis, as follows: (a) The price of each Product shall be the sum of: (i) manufacturing costs of such Product (“Cost”) plus (ii) 10% of such Cost as profit (“Percentage Profit”). The Cost of a Product will consist of: (i) BIO TEC’s actual cost of direct labor and materials attributed to the manufacture of such Product, plus (ii) allocated overhead of twelve cents ($.12) per

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gallon for manufacturing floor space, utilities, office and administrative expenses, supplies, management, accounting and other costs beyond direct labor and materials. The purchase price for Products will be adjusted for the three-month period beginning November 1, February 1, May 1, and August 1 of each year) (each an “Adjustment Period” based on the Costs incurred by BIO TEC in the manufacture of the applicable Products during the then latest to end calendar quarter. Within fifteen days after the end of each calendar quarter starting September 30, 2008 BIO TEC will deliver to GET a detailed, itemized written report of: (i) BIO TEC’s actual Cost of each Product manufactured during that quarter; and (ii) the purchase price for each Product that will be effective for the next Adjustment Period beginning after the end of the calendar quarter. In addition, the invoiced price for all Products invoiced during the preceding Adjustment Period will be adjusted to the actual aggregate Cost plus Percentage Profit incurred by BIO TEC for the applicable Products during the calendar quarter and any aggregate difference between (i) the aggregate invoiced aggregate Cost plus Percentage Profit incurred by BIO TEC for the applicable Products and (ii) the aggregate actual aggregate Cost plus Percentage Profit incurred by BIO TEC for the applicable Products will be paid within fifteen (15) days or deducted on the next invoice(s) due to BIO TEC.

If GET requests BIO TEC to manufacture a new Product, before such Product is manufactured, BIO TEC will provide GET with a detailed report of its anticipated Cost of such new Product based on the Cost of Products already manufactured and any differences between the Cost of the new Product and the Cost of existing Products and the reasons for such differences.

BIO TEC shall maintain for a period of six years all supporting records of each element of the Cost and price of each Product set out in the reports described in this paragraph 5. As may be requested from time to time by GET, BIO TEC shall make such records available for inspection by GET or its designee. In the event that an audit by GET or its designee reveals that the Cost of a Product set out in a report overstated the Cost of such Product by 10% or more, then BIO TEC shall promptly refund the difference plus (i) interest at the rate of LIBOR and (ii) the cost of the audit to GET. Any new products developed by BIO TEC for the benefit of GET shall be discussed and added as an addendum to this agreement.

6.

BIO TEC and GET will work together to develop and document a quality control and quality assurance manual of procedure based on industry standard best practices, performance and analytical testing methods and the Quality Standards, including procedures for periodic testing to ensure such procedures are being followed and the Quality Standards are being met. BIO TEC shall implement such procedures to assure the quality and consistency of each Product from production lot to production lot, shall provide GET with detailed quarterly reports of the results of such procedures and testing. The manual shall be jointly owned by BIO TEC and GET without either having to account to the other for their use thereof consistent with this Agreement.

7.

In the event that any Product sold by BIO TEC is ultimately returned to GET or subject to a claim by a distributor, reseller or customer on the basis that the Product did not meet a Quality Standard, then BIO TEC shall grant GET a credit for the Products that were returned or subject to the claim.

8.

GET, WM, GG, and BIO TEC shall work together on the development of new Products and improvement of existing Products and the process for manufacturing and testing all such Products. BIO TEC and GET will pool their resources to access academic, testing and third-party approval centers of as related to the Products. GET will be responsible for all third party testing expenses (e.g. Southwest Labs, the Japan Quality Association (JQA), etc.) and costs associated with testing and certification of Products (API, ISO, UL, NMI, Biodegradable, etc.) and will have the right to determine which of such testing, certifications and/or approvals should be obtained and which of such expenses should be incurred. GET will retain exclusive rights to all testing results, approvals and all certifications.

9.

Each of the Parties shall use its respective best efforts to work together with the other Parties (a) to create user friendly documentation which to the extent practical fully documents the IP licensed under this Agreement, (b) to periodically update such documentation to take into account changes and improvements to such IP, and (c) to provide copies of such initial and updated documentation as it is created to GET. WM/GG shall provide consulting services to GET as is requested by GET from time to time to support the manufacture, testing and sale of the Products. GET shall reimburse WM/GG for any travel expenses approved by GET and incurred by them at GET’s request in providing such consulting services.

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10.

The parties while working together may disclose to the other certain confidential technical and business information, including all information regarding the IP (“Confidential Information”). Each Party agrees to safeguard the Confidential Information of or licensed to another party, not to use any Confidential Information of or licensed to the other party for any other purpose other than to carry out the arrangements set forth in this Agreement, and each party agrees not to disclose any Confidential Information of or licensed to the other party to third parties or any of its employees, except as necessary to execute or to carry out the arrangements set forth in this Agreement. Notwithstanding the forgoing, GET may used the IP licensed to it in this Agreement and the documentation and manual referred to in paragraphs 6 and 9 above as it reasonably determines is necessary to support its business.

The contracted technology of BIO TEC, as well as, technology developed by GET, with the assistance of BIO TEC, shall be documented and placed in safekeeping. If WM should become incapacitated, Matt Zuckerman, President and COO or GG, VP, shall have sole authorization to access the documentation. If GET ceases to be a going concern, via bankruptcy or other dissolution, WM shall be returned all documentation including technology from GET.

11.

BIO TEC and WM and GG hereby jointly and severally represent to GET that none of BIO TEC or WM/GG has received notice of any third party claim that any of the Products infringes a patent or trade secret of such third party. Furthermore, BIO TEC agrees to defend, indemnify and hold GET harmless from and against (i) any third party claims or action (a “Claim”) against GET or any of its distributors, resellers or customers based primarily on a claim that any of the Products infringes a patent or trade secret of such third party and (ii) any liability or expenses arising therefrom; provided, however, that GET is given prompt written notice of such Claim; and provided further that the foregoing shall not apply (i) to the extent that the Claim is based on an alteration of a Product by GET or a third party, or (iii) to the extent that the Claim is based on the combination of a Product with another product, process or service.

12.

As used in this Agreement, (b) the term “IP” means any and all (i) works of authorship, including all documents, spreadsheets, presentations, drawings and software (including all object code, source code, outlines, revisions, supplements, modules, and upgrades, in each case, in any language, format or medium), (ii) trade secrets, inventions, formulas, techniques, processes, methods, know-how, ideas, algorithms, discoveries, designs, developments, business logic, and improvements contained therein or embodied thereby, in each case of an item in clause (i) or (ii), which may be existing on the date of this Agreement or may be conceived, created, compiled, improved, modified, performed or produced in the course of carrying out this Agreement, whether alone or jointly with others, and (iii) foreign and domestic, registered and unregistered, copyrights or patents, and all other proprietary rights of any sort throughout the world, applications for registrations therefor and any other intellectual property rights related to any of the foregoing; (b) the terms “including” or “includes” are intended to identify some, but not all, examples relevant to the subject matter and, therefore, should be read as “including, and limited to” or “includes, and limited to;”; (c) the term “Products” means any lubricant listed specifically (including 2 cycle oil, 4 cycle oil, motor oil, bar and chain oil) that is biodegradable or of which a plant or animal products is a primary ingredient; and (e) the term “Quality Standards” means: (i) regarding the automotive motor oil Products, the standards of API for automotive motor oil SM, SL, ILSAC Energy Conserving G 3 or better and Biomass content (ASTM D-6866) to be called Biodegradable; (ii) regarding the 2-cyle motor oil Products, (A) the API service category TC for 2-cycle air-cooled outdoor engines and (B) the API Ultimate Biodegradable standard (2.1 ASTM D-5864), (C) the standards of NMMA for Marine water cooled engines; and (iii) regarding any and all Products, any and all other standards or requirements regarding such Products or the manufacture thereof (including quality assurance standards) which GET/BIO TEC jointly and reasonably determines would facilitate the use or sale of such Products or reduce risk or exposure relating to the use or sale of the same.

13.

This Agreement along with the Initial Agreements, as modified and supplemented by this Agreement contains, and is intended as, a complete statement of the arrangements, representations, warranties and agreements between the Parties with respect to its subject matter and supersedes all prior representations, warranties and agreements between the Parties with respect to those matters, any and all of which are replaced and disclaimed (including any expressed or implied representations or warranties) in all respects by this Agreement. To the extent that any term or provision of this Agreement conflicts with any express or implied term or provision of the Initial Agreements, then the term or provision of this Agreement shall govern and control. Notwithstanding the generality of the foregoing and in addition thereto, to the extent that any provision of this Agreement covers a subject also covered by the Initial Agreements the provision of this Agreement shall be deemed to replace such provision in the Initial

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Agreement. This Agreement may be executed in any number of counterparts, each such counterpart shall be an original instrument, and all such counterparts shall together constitute the same agreement.

14.

The terms, conditions, covenants and other provisions of this Agreement may hereafter be modified, amended, supplemented or otherwise changed only by a written instrument that specifically purports to do so and is physically executed by a duly authorized representative of each Party. Any failure of one Party to comply with any obligation hereunder may be expressly waived in writing by the other Party, but such waiver or failure to insist upon strict compliance with such obligation shall not operate as a waiver of, or estoppel with respect to, any subsequent failure. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof. Each Party (i) consents to the jurisdiction of the federal courts of the United States sitting in the Southern District of New York and the courts of the State of New York sitting in the County of New York for purposes of all legal proceedings arising out of or relating to this Agreement and (ii) irrevocably waives its right to a trial by jury. Nothing in this Agreement shall create or be deemed to create any rights in any person, firm, corporation or other entity. Neither Party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other, provided, that either GET or BIO TEC shall be entitled to assign this Agreement to an affiliate or successor in interest to substantially all of its lubricant business without written consent, provided, further, such BIO TEC affiliate or successor in interest is not a direct competitor of GET. The terms and provisions of (i) Paragraph 2, (ii) the last sentence of Paragraphs 6 and 8, and (iii) Paragraphs 9 through 14 shall survive the termination or expiration of this Agreement. The headings used in this Agreement are for reference purposes only and shall in no way affect the meaning of the Agreement. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns. If any paragraph or provision of this Agreement, or the application of such paragraph or provision, is held invalid, the remainder of this Agreement and the application of such paragraph or provision to persons, entities or circumstances other than those to which it is held invalid shall not be affected thereby.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Bio Tec Fuels and Chemicals, LLC

By:	/s/ Wes Marr

Wes Marr, President

/s/ Wesley Marr

Wesley Marr

/s/ Gary Graham

Gary Graham

Green Earth Technologies, Inc.

By:	/s/ Mat Zuckerman

Mat Zuckerman, President and COO